UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐           Definitive Proxy Statement

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☐           Soliciting Material Under Rule 14a-12

DATASCOPE CORP.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.
PARCHE, LLC
RCG ENTERPRISE, LTD
RCG STARBOARD ADVISORS, LLC
RAMIUS CAPITAL GROUP, L.L.C.
C4S & CO., L.L.C.
PETER A. COHEN
MORGAN B. STARK
JEFFREY M. SOLOMON
THOMAS W. STRAUSS
DAVID DANTZKER, M.D.
WILLIAM J. FOX
MARK R. MITCHELL
PETER A. FELD

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Starboard Value and Opportunity Master Fund Ltd., an affiliate of Ramius Capital Group, L.L.C. (“Ramius Capital”), together with the other participants named herein, has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its two nominees at the 2007 annual meeting of stockholders of Datascope Corp., a Delaware corporation (the “Company”).

Item 1: On December 13, 2007, Ramius Capital issued the following press release

PROXY GOVERNANCE, INC. SUPPORTS CHANGE TO DATASCOPE BOARD OF DIRECTORS

RAMIUS URGES SHAREHOLDERS TO VOTE THE WHITE PROXY CARD ‘FOR’ DR. DAVID DANTZKER AND ‘FOR’ WILLIAM J. FOX

New York – December 13, 2007– Starboard Value and Opportunity Master Fund Ltd., an affiliate of RCG Starboard Advisors, LLC and Ramius Capital Group, L.L.C. (collectively, “Ramius”), today announced that PROXY Governance, Inc., a leading independent voting advisory service, has recommended that shareholders of Datascope Corp. (“Datascope” or the “Company”) (NASDAQ: DSCP) vote on Ramius’ WHITE proxy card to elect Dr. David Dantzker to the Board of Directors of Datascope at its 2007 Annual Meeting of Shareholders, which is scheduled for December 20, 2007.

Ramius Partner Mark R. Mitchell said: “We are pleased that another independent third-party proxy advisory service supports our belief that change is necessary at Datascope.  Given the significant issues that exist at the Company, including financial underperformance and an apparent disregard for transparency or accountability, we believe it is imperative that shareholders vote for both of Ramius’ independent nominees -- Dr. David Dantzker and Mr. William J. Fox.”

Mr. Mitchell added, “Voting for both independent nominees, Dantzker and Fox, will help ensure that Datascope is being run in a manner that is in the best interest of all shareholders.”

In its analysis, PROXY Governance, Inc. noted:

•	“Overall, we are concerned about the allegations as well as whether the company was sufficiently forthcoming in its disclosure with regard to the ethical violation investigations.”

•	“A particular concern to us is the influence that CEO Saper appears to have had over the Board historically….”

•
“Further, while it appears that the Audit Committee, which includes the three newest members of the board, conducted a thorough review of the ethical violation charges, we do not believe that the company handled either the investigations or their aftermath in the most effective manner, particularly in view of the subsequent departures of executives conducting a separate internal investigation. Unanswered questions remain, and we believe that the board could and should have done a much better job in communicating with shareholders.”

•
“Given our concerns over certain governance matters, including the board's response to shareholders concerns over alleged ethical violations, the subsequent departure of top executives and the lengthy tenure of certain board members, we support change at the board level.”

•
“…[I]t is clear that the company, over the long term, has been a slow grower in a dynamic industry that is becoming increasingly competitive. Notably, the company’s operating results, since 2000, have been modest at best….”

•
“…[W]e are concerned that the management team that is currently in place – most of whom have been with the company for many years – may not be in the best position to execute a more aggressive strategy, given their lack of experience in doing so.”

•
“For the company to succeed in its plans, we believe that further change is needed both at the board and top management levels. Despite efforts to revitalize the board over the last few years, the average board tenure remains lengthy -- four of the seven directors have been on the board for more than 10 years -- of which three have tenure of 25 years or more, including nominee (and lead director) Asmundson, who has served on the board for 38 years.”

Ramius strongly encourages Datascope stockholders to sign, date, and return the WHITE proxy card and vote FOR Dr. David Dantzker and FOR William J. Fox.  Shareholders who have questions, or need assistance in voting their shares, should call Ramius’ proxy solicitors, Innisfree M&A Incorporated, Toll-Free at 888-750-5834 or collect at 212-750-5833.  For more information on how to vote, as well as other proxy materials, please visit www.ShareholdersForDatascope.com.

About Ramius Capital Group, L.L.C.

Ramius Capital Group is a registered investment advisor that manages assets of approximately $9.6 billion in a variety of alternative investment strategies. Ramius Capital Group is headquartered in New York with offices located in London, Tokyo, Hong Kong, Munich, and Vienna.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

On November 2, 2007, Starboard Value and Opportunity Master Fund Ltd., an affiliate of Ramius Capital Group, L.L.C. ("Ramius Capital"), together with the other participants named herein, made a definitive filing with the Securities and Exchange Commission ("SEC") of a proxy statement and an accompanying WHITE proxy card to be used to solicit votes for the election of its nominees at the 2007 annual meeting of shareholders of Datascope Corp., a Delaware corporation (the "Company").

RAMIUS CAPITAL ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. THE DEFINITIVE PROXY STATEMENT IS AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR, INNISFREE M&A INCORPORATED, AT ITS TOLL-FREE NUMBER: (888) 750-5834.

The participants in the proxy solicitation are Starboard Value and Opportunity Master Fund Ltd., a Cayman Islands exempted company (“Starboard"), Parche, LLC, a Delaware limited liability company ("Parche"), RCG Enterprise, Ltd, a Cayman Islands exempted company ("RCG Enterprise"), RCG Starboard Advisors, LLC, a Delaware limited liability company ("RCG Starboard Advisors"), Ramius Capital Group, L.L.C., a Delaware limited liability company ("Ramius Capital"), C4S & Co., L.L.C., a Delaware limited liability company ("C4S"), Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss, Jeffrey M. Solomon, David Dantzker, M.D., William J. Fox, Mark R. Mitchell and Peter A. Feld (the "Participants"). As of December 12, 2007, Starboard beneficially owned 617,991 shares of Common Stock of the Company and Parche beneficially owned 117,519 shares of Common Stock of the Company. As the sole non-managing member of Parche and owner of all economic interests therein, RCG Enterprise is deemed to beneficially own the 117,519 shares of Common Stock of the Company owned by Parche. As the investment manager of Starboard and the managing member of Parche, RCG Starboard Advisors is deemed to beneficially own the 617,991 shares of Common Stock of the Company owned by Starboard and the 117,519 shares of Common Stock of the Company owned by Parche. As the sole member of RCG Starboard Advisors, Ramius Capital is deemed to beneficially own the 617,991 shares of Common Stock of the Company owned by Starboard and the 117,519 shares of Common Stock of the Company owned by Parche. As the managing member of Ramius Capital, C4S is deemed to beneficially own the 617,991 shares of Common Stock of the Company owned by Starboard and the 117,519 shares of Common Stock of the Company owned by Parche. As the managing members of C4S, each of Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon is deemed to beneficially own the 617,991 shares of Common Stock of the Company owned by Starboard and the 117,519 shares of Common Stock of the Company owned by Parche. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of such shares of Common Stock of the Company except to the extent of their pecuniary interest therein. As members of a "group" for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, Dr. Dantzker and Messrs. Fox, Mitchell and Feld are deemed to beneficially own the 617,991 shares of Common Stock of the Company owned by Starboard and the 117,519 shares of Common Stock of the Company owned by Parche. Dr. Dantzker and Messrs. Fox, Mitchell and Feld each disclaim beneficial ownership of shares of Common Stock of the Company that they do not directly own.

Contact:

Media & Shareholders:
Sard Verbinnen & Co.
Dan Gagnier or Renée Soto, 212-687-8080